PERSONAL SERVICES AGREEMENT


     Agreement dated this 19th day of January, 1994 by and between CAESARS WORLD, INC., ("CAESARS") and EVANDER
HOLYFIELD ("HOLYFIELD").

     Whereas, CAESARS desires to obtain from HOLYFIELD certain promotional and/or public relations services; and

     Whereas, HOLYFIELD desires to provide said services to CAESARS on the terms and conditions set forth hereinbelow;

     NOW, THEREFORE, for and in consideration of TEN AND NO/100 DOLLARS ($10.00), the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

     1.   ENGAGEMENT.    CAESARS hereby engages HOLYFIELD,
on the terms and conditions set forth herein, to furnish general promotional and/or public relations services to CAESARS by making himself available to participate in, at CAESARS' request, up to four (4) non-fight related public relations appearance calendar days (hereinafter "days") during each year of the Term (as defined in Paragraph 2 below) of up to ten (10) hours' duration each, with each of said ten-hour periods including at least two (2) hours for meals (the "Personal Appearances"). Travel time to a Personal Appearance shall not be considered in the foregoing limitation. The Personal Appearances shall be limited to appearances at (i) parties or gatherings attended by customers (or prospective customers) of CAESARS at locations anywhere or (ii) sessions at which promotional materials utilizing HOLYFIELD's voice, likeness and/or image are being prepared for, or promotional activities are being conducted by, CAESARS. In addition to the foregoing, CAESARS shall cause HOLYFIELD to be elected to, and HOLYFIELD shall serve as a member of, the Board of Directors of Caesars Palace Sports Productions, Inc. during the Term and on such other boards and for such periods during the Term as HOLYFIELD and CAESARS may agree from time to time.
HOLYFIELD shall serve on all such boards without any additional compensation other than the fees and expense reimbursements normally paid and/or provided to the directors of said entities.

     2.   PRESENCE FOR RENDITION OF SERVICES.

     (a) The number of days necessary for the different categories of services required of HOLYFIELD pursuant to the first sentence of Paragraph 1 above shall be determined by CAESARS in its sole discretion; provided however, that the total number of days HOLYFIELD shall be used to provide all such services in any year during the Term shall not exceed four (4). CAESARS shall give HOLYFIELD reasonable advance written notice of the proposed time, location, date and activity(ies) at, on and for which he is to make himself available, and all such times and dates shall be subject to HOLYFIELD's prior commitments and shall not, in any event, interfere with HOLYFIELD's training workout schedules if HOLYFIELD is boxing. In the event that HOLYFIELD is disabled or otherwise unavailable on any date requested by CAESARS, the parties shall agree on a scheduled date within one hundred twenty (120) days of the original proposed date which rescheduled date may be in the following year of the Term (or survive until performed as provided in Paragraph 34). It is expressly understood and agreed that HOLYFIELD's participation in the customer cocktail party from 6:00 p.m. - 8:00 p.m. at the Caesars property in Atlantic City, New Jersey on February 12, 1994 shall constitute the first of the four (4) Personal Appearances ____________ during Year One.

     (b) CAESARS will use its best efforts to limit the need for HOLYFIELD's service pursuant to the first sentence of Paragraph (a) above, to the foregoing four (4) days.
In the event, however, that HOLYFIELD shall agree to provide additional days to CAESARS, CAESARS shall pay HOLYFIELD an amount to be agreed by the parties for each such whole or partial additional day after considering the nature, location and duration of the appearance and the current state of HOLYFIELD'S ring career. In addition, travel, lodging and other accommodations shall be provided, and all expenses actually incurred by HOLYFIELD and his guest while HOLYFIELD makes himself available on all such additional days shall be reimbursed as set forth in Paragraph 9.

      (c) CAESARS shall give HOLYFIELD reasonable advance written notice of the date, time and location of all official meeting(s) of the directors of any board of which he becomes a member pursuant to Paragraph 1 above. HOLYFIELD shall attend up to four (4) such meetings during each year of the Term, provided that HOLYFIELD's attendance at any such meeting(s) shall be subject to his prior commitments and shall not, in any event, interfere with HOLYFIELD's training workout schedule in HOLYFIELD is boxing.

     3. TERM. The term of this Agreement shall be for a period of three (3) years from the date hereof, unless terminated for cause as provided below (the "Term"). For purposes of this Agreement, the twelve (12) month period beginning with the execution of this Agreement shall be known as "Year One" of the Term; the twelve (12) month period immediately thereafter shall be known as "Year Two", and so on.

     4. COMPENSATION. In consideration of the services to be rendered by HOLYFIELD pursuant to Paragraph 1 of this Agreement, CAESARS shall, contemporaneously with the execution hereof, grant HOLYFIELD an option to purchase not less than One
Hundred Thousand (100,000) shares of Caesars World, Inc.
$.10 ___ value common stock (the "Shares") as set forth in the Caesars World Stock Option Agreement executed on the same date as this Agreement (the "Option Agreement").

     5. PURCHASE OF SERIGRAPH In addition to the consideration described in subparagraph (a) above, CAESARS shall purchase one thousand (1000) units of the serigraph of HOLYFIELD by Brent Benger entitled "The Corner" (the "Serigraph") at a price of Five Hundred Dollars ($500) each, and a total aggregate purchase price of Five Hundred
Thousand Dollars ($500,000). The total amount of said aggregate purchase price shall be due and payable upon delivery. CAESARS will have exclusive rights to all existing units of the Serigraph (except for the two hundred (200) units in circulation as of the date hereof) and no more will be printed or autographed after the date hereof. HOLYFIELD shall personally autograph (with authentication reasonably acceptable to CAESARS) and deliver the one thousand (1000) units of the Serigraph being purchased by CAESARS hereunder and deliver same to CAESARS on or before March 11, 1994.
Good and merchantable title to the Serigraphs will be delivered to Caesars free of any tax, charge, lien or claim and Caesars may sell or otherwise distribute the Serigraphs without any obligation to any person.

     6.     SITE FEE ADVANCE.    Contemporaneously with the
execution of this Agreement and a secured promissory note and security documents acceptable to CAESARS, CAESARS shall pay HOLYFIELD Two Million Dollars ($2,000,000) (the "Advance") as an advance against the Five Million Five Hundred Thousand Dollar ($5,500,000) site fee payable in connection with the HOLYFIELD/MOORER bout scheduled to take place on April 22, 1994 pursuant to that certain Promotional and Ancillary Rights Agreement of even date herewith (the "Site Agreement") and entered into by and between CAESARS and Main Event/Monitor Productions. HOLYFIELD agrees to repay the unpaid balance of this Advance to CAESARS without interest on demand by CAESARS in the event, but only if, HOLYFIELD has not participated in any bout pursuant to the Site Agreement involving a site fee of at least Two Million Dollars ($2,000,000) on or before November 1, 1994.

     7.     APPROVAL FOR USE OF NAME AND LIKENESS.

          (a) Notwithstanding any of the provision hereof, all proposed uses of HOLYFIELD's name, likeness, image, voice or signature pursuant to this Agreement must be presented to HOLYFIELD or his designated business representative not less than ten (10) business days in advance of the scheduled use for his prior written approval as to quality, style, content and design.

          (b) In the event that any item or matter submitted to HOLYFIELD pursuant to this Paragraph 7 for approval or consent shall not have been approved or consented to, disapproved or denied, or commented upon within ten (10) business days after receipt thereof by HOLYFIELD or his designated business representative, then any items or matters so submitted shall be deemed approved and consented to.

     8. GOODWILL AND OWNERSHIP. CAESARS recognizes the great value and inherent attributes of the goodwill associated with HOLYFIELD's name, likeness, image, signature and registered service mark (if any), including the following names:

                     (A) Evander Holyfield
                     (B) Evander "The Real Deal" TM Holyfield
                     (C) Evander "The Real Deal" TM
                     (D) "The Real Deal"  TM Holyfield
                     (E) "Team Holyfield" TM

(all of said names and other items being referred to collectively hereinafter as the "Properties") and acknowledge that such goodwill belongs exclusively to HOLYFIELD and that said names have acquired secondary meaning in the mind of the public. CAESARS shall not use any of said names or other items of the Properties without the specific written approval from HOLYFIELD or his designated business representative or as otherwise permitted by the next sentence of this Paragraph 8 and/or Paragraph 13 and 21 of this Agreement. Nothing herein is intended to preclude CAESARS from merely including a description of a fight on its properties involving HOLYFIELD in a list of historical events used for institutional purposes or to comply with legal reporting requirements.


     9.     EXPENSES.

          (a) CAESARS will provide HOLYFIELD and one (l) guest with first-class round trip transportation from HOLYFIELD's home in the United States to and from the location(s) of the performance of a Personal Appearance, and maintain a limousine at his disposal throughout the duration of his stay pursuant to this Agreement at each such location.

          (b) If the Personal Appearance is at or near a CAESARS' property, CAESARS shall provide a suite with two
(2) or more bedrooms at the appropriate CAESARS' property for the use of HOLYFIELD and his guests while he is making a Personal Appearance at or near the property pursuant to this Agreement, including full food and beverage privileges.

         (c) If the Personal Appearance is not at or near a CAESARS' property, CAESARS will pay or reimburse HOLYFIELD and one (1) guest for all reasonable costs and expenses incurred in connection with HOLYFIELD's being at the location at CAESARS' request pursuant to this Agreement for a Personal Appearance, including first class hotel accommodations, meals and a living "per diem" of Three Hundred Fifty Dollars ($350) per day for HOLYFIELD.


     10.  CONDUCT OF HOLYFIELD.

         (a) At all times during the Term, HOLYFIELD agrees to observe and comply with all applicable laws (including, without limitation, the Nevada Gaming Control Act and regulations adopted thereunder), and the reasonable rules and regulations of CAESARS, while present at a CAESARS property, and to carry out his obligations hereunder and conform his conduct in furtherance thereof to the reasonable instructions, directions and policies of CAESARS as they may be stated to him from time to time in writing.

         (b) If HOLYFIELD shall (l) be convicted of or plead guilty in a court of law to any act that is a felony offense involving moral turpitude under federal, state or local laws,
(2) commit any act that derogates from the public image or reflects unfavorably upon CAESARS or any of its products or services and such act is made known to the general public or become a matter of public knowledge during the Term (provided that CAESARS shall have knowledge of such conduct and notify HOLYFIELD thereof), or (3) fail to perform in any material respect the agreements contained herein and required to be performed by him, CAESARS shall have the option to (i) terminate this Agreement at any time following the time that CAESARS becomes aware of such conviction, plea, act or failure to perform, provided that CAESARS shall have given HOLYFIELD sixty (60) days written notice of such default and HOLYFIELD has not cured such default, if curable, during such sixty (60) day period; or, in the alternative and without waiver of the right to terminate this Agreement,
(ii) seek an equitable adjustment with HOLYFIELD in the compensation to be paid to HOLYFIELD thereafter reasonably calculated to represent the prospective diminution, if any, in the value of the rights granted CAESARS herein. Any such equitable adjustment under this Subparagraph (b) may require a relinquishment of all or part of the unvested portion of the option granted to HOLYFIELD herein and may affect the number of the Shares that HOLYFIELD would otherwise be entitled to purchase by virtue of the vesting of a portion of the option during the period of time occurring after the date of such event.

    (c) Upon termination of this Agreement pursuant to this Paragraph 10, all rights, duties and obligations of the parties shall cease, except that CAESARS shall remain obligated to pay and/or reimburse HOLYFIELD for any unpaid and/or unreimbursed costs and expenses incurred by HOLYFIELD in connection with his performance hereunder prior to the date of such termination and to perform its obligations under, and cooperate with HOLYFIELD, as required in the Option Agreement, in connection with his exercise of any portion of the option that has already vested and the purchase and/or sale of any or all of the Shares to which he is then entitled.

     11. CONDUCT OF CAESARS. HOLYFIELD shall have the right to terminate this Agreement without prejudice to any other rights which he may have, whether under the provisions of this Agreement, in law or in equity or otherwise, upon the occurrence of any one (l) or more of the following events
(the "Defaults"), and CAESARS' failure to completely cure a Default listed in (1) clauses (i)-(iv) below, within sixty
(60) days, or (2) clause (vii) below within two (2) days following the receipt of notice, of such Default(s) from
HOLYFIELD:

        (i) If CAESARS fails to make any payment due hereunder, other than pursuant to Paragraphs
            5 and/or 6 hereof, on the date due; or

       (ii) If CAESARS is unable to pay its debts when due, or makes any assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or files or has filed against it any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent and CAESARS has not caused an appropriate legal objection to be filed as to such proceeding;

      (iii) If all CAESARS subsidiaries shall discontinue their business as casino hotels; or

      (iv) If CAESARS shall breach any of the undertakings set forth in Paragraph 12 hereof; or

      (v) If CAESARS shall breach or fail to perform any of the other material terms of this Agreement required to be performed by it in accordance with the terms hereof;

     (vi) If Caesars shall breach or fail to perform any of the items of the Option Agreement to be performed by it in accordance with the terms of thereof; or

    (vii) If Caesars fails to make any payment due pursuant to Paragraphs 5 or ____ hereof on the due date.

            In the event any of these Defaults occurs and HOLYFIELD desires to exercise his right of termination under the terms of this Paragraph 11, HOLYFIELD shall give notice of termination in writing to CAESARS. Effective as of the date of any such termination, any and all payments then or later due from, or actions to later to be performed by, CAESARS hereunder will then become promptly due and payable and/or required to be performed as the case may be.

     12.   SPECIFIC UNDERTAKING OF CAESARS.  During the Term,
CAESARS:
           (i)  Shall not harm, misuse, or bring into
                disrepute the Properties.

          (ii) Shall use any trademark of HOLYFIELD always in conjunction with the federal trademark notice "TM", in the form designated by HOLYFIELD or his designated business representative;

         (iii) Shall not, without the prior written consent of HOLYFIELD or his designated business representative, enter into any sublicense or agency agreement for use of the Properties; and

          (iv) Shall comply with all laws, regulations, and standards relating or pertaining to the Properties as used under this
                Agreement, shall maintain the highest
                quality and standards, and shall comply with the applicable requirements of any regulatory agencies (including, without limitation, the United States Consumer Product Safety Commission) that shall have jurisdiction over the Properties as used under this Agreement.

     13.  ADDITIONAL AGREEMENTS OF HOLYFIELD.

     (a) HOLYFIELD grants to CAESARS exclusive site rights for the Holyfield-Moorer, Holyfield-Bowe, Holyfield-Lewis and Holyfield-Tyson World Heavyweight Championship bouts as set forth in the Site Agreement during the period beginning January 19, 1994 and ending January 18, 1997.

     (b) For all other Heavyweight Championship bouts in which HOLYFIELD engages during the period beginning January 19, 1994 and ending January 18, 1997, including any belts HOLYFIELD does not currently hold, as well as any bouts which are not Heavyweight Championship bouts excluding any purse bids not won by Main Events/Monitor, CAESARS will have first/last negotiation rights in accordance with the past practice of CAESARS and Main Events/Monitor over all other Casino/Hotels in U.S. and any other country in which CAESARS is involved in casino or hotel operation as set forth in the Site Agreement.

     14. INDEMNITY.

     (a) HOLYFIELD agrees to indemnify and hold harmless CAESARS and all associated or affiliated companies, their director, officers, shareholders, employees, agents, successors and permitted assigns from and against any and all third party claims, demands, actions suits, liability and costs (including arbitrators fees and reasonable attorneys fees) arising from any breach by HOLYFIELD of any representation, warranty or covenant of HOLYFIELD set forth herein, provided, CAESARS gives HOLYFIELD prompt written notice of any claim or litigation to which the indemnification set forth in this Subparagraph 14(a) applies and does not settle any such claim or litigation without HOLYFIELD's prior written consent.

     (b) CAESARS agrees to indemnify and to hold HOLYFIELD and his employees, agents and representatives harmless from and against any and all claims, demands, actions, suits, liabilities and costs including arbitrators fees and reasonable attorney's fees (the "Indemnified Items") resulting from any third party claims, proceedings or actions (whether or not finally adjudicated, and including any settlement thereof) arising out of, in connection with or on account of (i) any breach by CAESARS of any warranty, representation or covenant set forth herein, (ii) any of the personal appearances by HOLYFIELD, (iii) the production and/or use of any commercials, print advertising or other materials featuring HOLYFIELD and prepared or produced hereunder for purposes of carrying out this Agreement, or (iv) claims made concerning any of CAESARS' products or services, any unauthorized use of any individual's right of publicity, name, likeness, photo trademark, service mark, copyright, patent, process, method ar device by CAESARS in connection with activities undertaken hereunder, the unauthorized use of the Properties by CAESARS, or any material furnished by CAESARS; other than any matter involving negligence or misconduct on the part of HOLYFIELD; provided that HOLYFIELD gives CAESARS prompt written notice of any Indemnified Item to which the indemnification set forth in this Subparagraph 14 (b) applies and does not settle any such claim or litigation without CAESARS' prior written consent.

     (c) In the case of the indemnities at (b) and (c) above, the indemnifying party shall be entitled to elect to conduct the defense of any such matter at its expense and if it does so, the indemnified party may participate, but such party shall be responsible for its own attorneys fees.

     15. ABILITY TO PERFORM. Each party warrants to the other that he/it has full power to enter into this Agreement and the execution of this Agreement will not result in the beach of any other agreement to which such party is a party.

     16. AGREEMENT NOT TO UNDERTAKE CONFLICTING SERVICES.

     (a) HOLYFIELD shall not, knowingly and purposefully during the Term, without the express prior written consent of CAESARS, directly or indirectly, render for pay, any public relations, promotional or advisory services similar to those set forth in Paragraph 1 above to or for any person or firm which does or will compete with any of the hotel/casino or casino businesses of any CAESARS' operating unit.

     (b) The making of minor ____ passive and personal investments in an entity providing such services, and the conduct of private business affairs entirely unrelated to the services provided to Caesars hereunder, shall not be prohibited under this Paragraph 16.

     (c) Notwithstanding any of the foregoing, it is expressly intended, understood and agreed that nothing in this Agreement (including this Paragraph 16) shall in any event restrict or limit HOLYFIELD from making appearances at the Foxwood Indian Reservation Casino Hotel which do not include any boxing competition, exhibition or training by him.

      17. LATE PAYMENTS AND COLLECTION. Should either party delay in making any payment in accordance with the terms of this Agreement, the other party shall be entitled to charge interest on the late portion of such payment at a rate equal to the lesser of 18% per annum or the maximum rate permitted in accordance with applicable laws. In the event that any payment due a party hereunder is collected by or through an attorney, the party not making timely payment agrees to pay all costs of collection, including arbitration/court costs and reasonable attorneys' fees.

     18. RELATIONSHIP OF PARTIES. Each of the parties hereto recognizes and acknowledges that HOLYFIELD's performance of services for CAESARS hereunder shall be in his capacity as an independent contractor and nothing contained in this Agreement shall be construed as constituting or establishing an agency, employer/employee, partnership or joint venture relationship between HOLYFIELD and CAESARS. CAESARS shall have no right to obligate or bind HOLYFIELD in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons. HOLYFIELD shall be solely responsible for the payment of all taxes on compensation received hereunder.

     19. RETENTION OF ENDORSEMENT RIGHTS. Subject to the provisions of Paragraphs 1, 16 and 21 and the Site Agreement, CAESARS agrees that HOLYFIELD shall retain all rights in and to the Properties, and shall not be prevented, during the Term, from using or permitting or licensing others to use any or all of same with respect to or in connection with the promotion, advertisement or sale or any product or service other than casino or casino/hotel facilities and services anywhere in the world. CAESARS further agrees that immediately upon the expiration of the Term, or termination of this Agreement for any reason whatsoever, it will cease using HOLYFIELD'S name, nicknames, likeness, photographs, endorsement, signature, or any facsimile thereof, for any purpose except as permitted by this Agreement or the Site Agreement.

     20. PROTECTING HOLYFIELD'S ENDORSEMENT. HOLYFIELD and CAESARS agree that each will take all reasonable steps during the Term and thereafter requested by the other to protect the name, nicknames, likeness, photograph, signature and endorsement of HOLYFIELD, including the names "Evander Holyfield", "The Real Deal" (when used with "HOLYFIELD" or "EVANDER") or any facsimile thereof in connection with the advertisement, promotion, distribution and sale of CAESARS' facilities and services pursuant to this Agreement. In addition, Holyfield will, upon request by Caesars and at its sole cost and expenses, cooperate in ____ Caesars and take all reasonable steps during the Term and _____ to protect the trademark of Caesars used in conjunction with the properties pursuant to this Agreement.

     21. ADDITIONAL USE OF PROPERTIES.

     (a) HOLYFIELD acknowledges that CAESARS and its subsidiaries have been granted certain rights to use certain of the Properties under previous Promotion and Ancillary Rights Agreements with boxing promoters and are being granted certain rights to use certain of the Properties under the Site Agreement. Use of the Properties as authorized by these Agreements shall not violate any of the provisions of this Agreement.

     (b) CAESARS and each of its subsidiaries are also authorized to use HOLYFIELD'S name and likeness in all annual reports, public reports, historical listing of fights and other events at CAESARS properties, and similar institutional uses.

     22. COMMISSIONS. Neither party shall have any obligations with respect to the payment of, nor pay, any broker's or finder's fees or commissions with respect to this Agreement on account of any arrangement entered into or alleged to have been entered into by the other in connection with the origin, negotiation, execution or performance of this Agreement.

     23. WAIVER. A waiver of any of the terms and conditions hereof by either party shall not be construed as a general waiver by such party, and said waiving party shall be free to reinstate such part or clause upon notice to the other party. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein.

     24. NO ASSIGNMENT. HOLYFIELD shall not assign or transfer any of his rights or duties under this Agreement, without the prior written consent of CAESARS, except that HOLYFIELD shall have the right to assign his rights or obligations hereunder to any corporation the majority of the stock of which is owned by him and/or to assign the financial benefits hereof to any corporation or person reasonably acceptable to CAESARS, and CAESARS hereby consents to any such reasonably acceptable assignment(s) which includes appropriate privileged license language.
Such assignment shall not relieve HOLYFIELD of his duties under this Agreement. CAESARS shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of HOLYFIELD, except as part of a transfer of substantially all of its assets pursuant to a merger or like transaction.
Nothing herein shall be indicated as authorizing the assignment or other transfer of the Stock Option Agreement or the rights thereunder.

     25. GOVERNING LAW. This Agreement has been offered and accepted in the State of Nevada. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, which shall be the sole jurisdiction for any dispute. Any and all disputes arising out of this Agreement shall be resolved through binding arbitration, to be conducted by the American Arbitration Association with all such proceedings to be heard at Las Vegas, Nevada.

     26. INTEGRATION. This Agreement, the Site Agreement, the Stock Option Agreement, the Promissory Note and Site Agreement, when fully executed, shall represent the entire understanding and agreement of the parties hereto with respect to the subject matter hereof, supersedes all previous representations, understandings, or agreements, oral or written, between the parties with respect to the subject matter hereof with all prior and concurrent oral negotiations, understandings and agreements other than the Site Agreement, the Stock Option Agreement, the Promissory Note and the security documents with respect to such subject matter have been merged herein.

     27. AMENDMENT. This Agreement shall not be modified, altered or changed in any way, except by a written agreement signed by both parties hereto.

     28. TIME.   Time is of the essence in this Agreement and
all of the terms, covenants and conditions hereof.

    29. BINDING EFFECT. This Agreement shall be binding upon the parties hereto and their permitted successors and assigns.

     30. CAPTIONS. The captions appearing at the commence of the paragraphs hereof are descriptive only and for convenience in reference to this Agreement, and, in no way whatsoever define, limit or describe the scope or intent of this Agreement, nor in any way affect the construction of the contents of the respective paragraphs or subparagraphs of this Agreement.

     31. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an executed original and all of which together shall constitute one and the same instrument.

    32. FURTHER ASSURANCES. The parties hereto shall take any actions reasonably necessary, on or after the date hereof, that may be required to effectuate the terms of this Agreement.

     33. NOTICE. Every and all notices, requests, demands, payments, consents or other communications required or permitted to be given hereunder shall be in writing and shall be given by personal service, facsimile transmission, or, by deposit in the United States mail, postage prepaid, return receipt requested, to the parties at the following addresses and shall be deemed to be given when received by the intended recipient, provided, however, either party may change his address by a written notice to the other party furnished in accordance with this Paragraph 33.

                                If to CAESARS:

                                Caesars World, Inc.
                                1801 Century Park East
                                Suite 2600
                                Los Angeles, California  90064
                                Attn:  Corporate Secretary

                                Telephone: (310) 552-2711
                                Fax No.: (310) 552-9446

                                If to HOLYFIELD:

                                Evander Holyfield
                                794 Highway 279
                                Fairburn, Georgia  30213

                                Telephone No.: (404) 460-6807
                                Fax No.: (404) 460-5381

                                With a copy to:

                                Jesse J. Spikes, Esq.
                                Long, Aldridge  Norman
                                One Peachtree Center
                                303 Peachtree Street, NW
                                53rd Floor
                                Atlanta, Georgia  30308

                                Telephone No.: (404) 527-4000
                                Fax No.: (404) 527-4198

     34. SURVIVAL OF PROVISIONS.  Each provision of this
Agreement, the time of performance of which necessarily antecedes or survives the termination or expiration of the Term shall survive such termination or expiration to the extent required to allow the performance thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year above written.

________________________           CAESARS WORLD, INC.
      WITNESS
                                   By:______________________
                                             Title:

______________________________        ______________________
     WITNESS                               EVANDER HOLYFIELD